CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 22, 2015, relating to the financial statements and financial highlights, which appear in the March 31, 2015 Annual Reports to Shareholders of Columbia Select Large Cap Growth Fund, Active Portfolios® Multi-Manager Growth Fund and Columbia Pacific/Asia Fund (three of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 27, 2015